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Exhibit 21.1

1. A1 Internet Services, Inc. (formerly ComputerEase, LLC), a Maryland corporation.

2.       Gravity pilot Air, Inc., a Delaware corporation.

3.       NetWorld of Ohio, Inc., an Ohio corporation.

4.       Virtual Information Express, Inc., a Maryland corporation.

5.       Worldlink On-Line, Inc., a Delaware corporation.